NEWS RELEASE
May 12, 2014
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2014 FIRST QUARTER RESULTS

Houston, TX, -- May 12, 2014 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announces results for its first quarter ended March 31, 2014.  The following are results for the three months ended March 31, 2014 compared to the three months ended March 31, 2013.  A reconciliation of the Non-GAAP Financial Measures is in the back of this press release.

DXP Enterprises 2014 first quarter financial highlights:

•
Sales were $348.5 million for the first quarter of 2014, compared to $290.1 million for the first quarter of 2013, an increase of 20.1%.  Organic sales increased 1.7%, acquisitions positively impacted sales by $53.4 million.

•	Gross profit was $101.7 million, or 29.2% of sales, for the first quarter of 2014, compared to $89.1 million, or 30.7% of sales, for the first quarter of 2013.

•	Selling, general & administrative (SG&A) expenses were $79.5 million, or 22.8% of sales, for the first quarter of 2014, compared to $66.4 million, or 22.9% of sales, for the first quarter of 2013.

•
Operating income was $22.2 million for the current quarter, compared to $22.7 million for the first quarter of 2013.  Operating profit as a percentage of sales was 6.4% and 7.8% in 2014 and 2013, respectively.

•	Net income attributable to common shareholders of $11.6 million for the current quarter was down 12.2% compared to $13.2 million, for the first quarter of 2013.

•
Earnings per diluted share for the first quarter of 2014 were $0.75 per share, based on 15.6 million diluted shares, compared to $0.87 per share in the first quarter of 2013, based on 15.2 million diluted shares.

•	Free cash flow for the first quarter of 2014 was $19.0 million, or 164% of net income compared to $14.6 million, or 110% of net income for the first quarter of 2013.

David R. Little, Chairman and Chief Executive Officer remarked, “We have reviewed our first quarter results, and while we experienced 20% sales growth year-over year, we are surprised by certain elements of DXP’s business and not satisfied with our overall performance.  We are encouraged by the resilience and strength of our core DXP and believe we have some work ahead of us regarding some of our recent acquisitions.  This quarter’s results highlight the continued tepid growth in the U.S. and the slight decline in Canada.  During the first quarter, we experienced strong organic growth within Innovative Pumping Solutions, organic sales were essentially flat within our Service Centers and we had a modest decline within Supply Chain Services.  Today’s environment presents unique challenges around DXP’s growth model.  We will invest where returns and business strategies make sense with a renewed eye on cost, efficiencies and business discipline.  We continue to believe 2014 will provide DXP an excellent opportunity to further strengthen our position in the market, expand our customer relationships and continue to be customer driven experts.”

Mac McConnell, Chief Financial Officer added, "Our first quarter results were less than expected.  However, I am pleased EBITDA increased 8.2% and we generated $19 million in free cash flow during the first quarter of 2014, an increase of 30% over the same period last year.  As a result of our solid free cash flow generation, our leverage ratio was at 2.99:1, including the impact of our recent B27 acquisition.  Subsequent to the quarter end, we completed the acquisition of Machinery Tooling & Supply, a leading distributor of cuttings tools, abrasives, coolants, machine shop and industrial & safety supplies.  MT&S headquartered in Schaumburg, Illinois, is focused on serving customers in the oil & gas, general machining, automotive, power generation and industrial markets with approximately 52 employees.  Sales and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization plus non-recurring items) for the twelve months ended March 31, 2014 were approximately $38.2 million and $2.5 million, respectively."

We will host a conference call regarding 2014 first quarter results on the Company’s website (www.dxpe.com) on Tuesday, May 13, 2014 at 10:00 A.M. Eastern time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

NEWS RELEASE
May 12, 2014
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP Enterprises 2014 first quarter business segment results:

•	Service Centers revenue was up 10% year over year with a 11% operating income margin. Organic revenue was up 0.1% year over year.

•	Innovative Pumping Solutions revenue was up 92% year over year with a 12% operating income margin. Organic revenue was up 14% year over year.

•	Supply Chain Services revenue was down 3% year over year with a 8% operating margin.

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States, Canada and Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

NEWS RELEASE
May 12, 2014
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
	Three Months Ending March 31,
	2014	2013
Sales	$ 348,504	$ 290,097
Cost of sales	246,797	200,990
Gross profit	101,707	89,107
Selling, general and administrative expense	79,546	66,403
Operating income	22,161	22,704
Other income (income)	(150)	1
Interest expense	3,397	1,627
Income before provision for income taxes	18,914	21,076
Provision for income taxes	7,296	7,844
Net income	11,618	13,232

Per share and share amounts
Basic earnings per common share	$ 0.79	$ 0.92
Common shares outstanding	14,724	14,395
Diluted earnings per share	$ 0.75	$ 0.87
Common and common equivalent shares outstanding	15,564	15,235

	Sales by Segment		Operating Income by Segment
	Three Months Ended March 31,		Three Months Ended March 31,
	2014	2013	2014	2013

Service Centers	$ 231,224	$ 210,091	$24,425	$25,047
Innovative Pumping Solutions	79,881	41,523	9,549	7,117
Supply Chain Services	37,399	38,483	3,124	3,185
Total	$ 348,504	$ 290,097	37,099	35,349

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three Months Ended March 31,
	2014	2013

Income before income taxes	$ 18,914	$ 21,076
Plus interest expense	3,397	1,627
Plus depreciation and amortization	7,554	4,890
EBITDA	$ 29,865	$ 27,593

**EBITDA – earnings before interest, taxes, depreciation and amortization